The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 15, 2019

March , 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX 60 Index and the S&P/ASX 200 Index due July 12, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek exposure to any appreciation of an unequally weighted basket of the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX 60 Index and the S&P/ASX 200 Index over the term of the notes.
●	Because the EURO STOXX 50® Index makes up 42.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.
●	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes are expected to price on or about March 7, 2019 and are expected to settle on or about March 12, 2019.
●	CUSIP: 48130W2J9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If these notes priced today, the selling commissions would be approximately $5.00 per $1,000 principal amount note and in no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $990.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an unequally weighted basket consisting of the following:

●     42.00% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E);

●     15.00% of the FTSE® 100 Index (Bloomberg ticker: UKX);

●     12.00% of the Hang Seng China Enterprises Index (Bloomberg ticker: HSCEI);

●     10.00% of the MSCI Emerging Markets Index (Bloomberg ticker: MXEF);

●     10.00% of the TOPIX® Index (Bloomberg ticker: TPX);

●     8.00% of the S&P/TSX 60 Index (Bloomberg ticker: SPTSX60); and

●     3.00% of the S&P/ASX 200 Index (Bloomberg ticker: AS51)

(each, an “Index” and together, the “Indices”).

Participation Rate: At least 105.00% (to be provided in the pricing supplement)

Pricing Date: On or about March 7, 2019

Original Issue Date (Settlement Date): On or about March 12, 2019

Observation Date*: July 7, 2022

Maturity Date*: July 12, 2022

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Basket Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (42.00% × Index Return of the EURO STOXX 50® Index) + (15.00% × Index Return of the FTSE® 100 Index) + (12.00% × Index Return of the Hang Seng China Enterprises Index) + (10.00% × Index Return of the MSCI Emerging Markets Index) + (10.00% × Index Return of the TOPIX® Index) + (8.00% × Index Return of the S&P/TSX 60 Index) + (3.00% × Index Return of the S&P/ASX 200 Index)]

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes. The hypothetical payments set forth below assume the following:

●	an Initial Basket Value of 100.00; and
●	a Participation Rate of 105.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Additional Amount	Payment at Maturity
165.00	65.00%	$682.50	$1,682.50
150.00	50.00%	$525.00	$1,525.00
140.00	40.00%	$420.00	$1,420.00
130.00	30.00%	$315.00	$1,315.00
120.00	20.00%	$210.00	$1,210.00
110.00	10.00%	$105.00	$1,105.00
105.00	5.00%	$52.50	$1,052.50
101.00	1.00%	$10.50	$1,010.50
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00

PS-2 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

The following graph demonstrates the hypothetical payments at maturity on the notes at maturity for the Basket Returns detailed in the table above (-50% to 50%). We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note.

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Basket Return times the Participation Rate of at least 105.00%.

●	Assuming a hypothetical Participation Rate of 105.00%, if the closing level of the Basket increases 10.00%, investors will receive at maturity a 10.50% return, or $1,105.00 per $1,000 principal amount note.

Par Scenario:

If the Final Basket Value is equal to or less than the Initial Basket Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

●	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Basket Value is less than or equal to the Initial Basket Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-3 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

●	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —

The notes are linked to an unequally weighted Basket composed of seven Indices. Because the EURO STOXX 50® Index makes up 42.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index. In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

●	THE NOTES DO NOT PAY INTEREST.
●	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN EITHER INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
●	NON-U.S. SECURITIES RISK —

The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

●	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDICES (OTHER THAN THE MSCI EMERGING MARKETS INDEX) —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices (other than the MSCI Emerging Markets Index) are based, although any currency fluctuations could affect the performance of the Indices.

●	EMERGING MARKETS RISK WITH RESPECT TO THE HANG SENG CHINA ENTERPRISES INDEX AND THE MSCI EMERGING MARKETS INDEX —

The equity securities included in the Hang Seng China Enterprises Index and the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

●	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE MSCI Emerging Markets Index —

Because the prices of the equity securities included in each of the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, holders of the notes will be exposed to currency

PS-4 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

exchange rate risk with respect to each of the currencies in which the equity securities included in the Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI Emerging Markets Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI Emerging Markets Index will be adversely affected and any payment on the notes may be reduced.

●	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

●	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging

PS-5 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX 60 Index and the S&P/ASX 200 Index over the term of the notes. Because the EURO STOXX 50® Index makes up 42.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Chinese mainland (“Mainland”) securities that have their primary listing on the main board of the Stock Exchange of Hong Kong. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland. Mainland securities include H-shares and, effective March 2018, Red-chips and P-chips. H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Mainland. A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. The Hang Seng China Enterprises Index includes 50 constituent stocks: 40 H-shares and a total of 10 Red-chips and P-chips. For additional information about the Hang Seng China Enterprises Index, see Annex A in this pricing supplement.

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The S&P/TSX 60 has 60 constituents and represents Canadian large capitalization securities with a view to matching the sector balance of the S&P/TSX Composite® Index, which is a broad market measure for the Canadian equity markets. For additional information about the S&P/TSX 60 Index, see Annex B in this pricing supplement.

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Index, based on the weekly historical closing levels from January 3, 2014 through February 8, 2019. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 3, 2014 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing level of the EURO STOXX 50® Index on February 14, 2019 was 3,182.66. The closing level of the FTSE® 100 Index on February 14, 2019 was 7,197.01. The closing level of the Hang Seng China Enterprises Index on February 14, 2019 was 11,170.35. The closing level of the MSCI Emerging Markets Index on February 14, 2019 was 1,039.19. The closing level of the TOPIX® Index on February 14, 2019 was 1,589.81. The closing level of the S&P/TSX 60 Index on February 14, 2019 was 936.036. The closing level of the S&P/ASX 200 Index on February 14, 2019 was 6,059.385. We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Pricing Date or the

PS-7 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Observation Date. There can be no assurance that the performance of the Basket will result in a payment at maturity in excess of your principal amount.

PS-8 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

PS-9 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

PS-10 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Taxed as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on February 15, 2019 and we had determined the comparable yield on that date, it would have been an annual rate of 3.15%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 3.15%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is

PS-11 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any

PS-12 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

●	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
●	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

ANNEX A

The Hang Seng China Enterprises Index

All information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank. The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL. HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”). H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland (the “Mainland”). The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Mainland securities that have their primary listing on the main board of the HKEx. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. The Hang Seng China Enterprises Index includes 50 constituent stocks: 40 H-shares and a total of 10 Red-chips and P-chips. The Hang Seng China Enterprises Index is calculated and disseminated real-time every 2 seconds during the trading hours on each trading day of HKEx, based on the calendar of the HKEx.

Index Composition

Defining the Eligible Stocks

Only Mainland securities with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index. Stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives are excluded. In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive); and (2) must satisfy the turnover requirements. To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months. Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month. Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months. If a constituent fails to meet the turnover requirement as mentioned above, a supplementary turnover test will be applied for those months in which velocity is less than 0.1%:

●	calculate the monthly aggregate turnover of the constituent; and
●	if the monthly aggregate turnover is among the top 90th percentile of the total market, the constituent passes the monthly turnover test for that month.

The constituent will be regarded as meeting the turnover requirement if the turnover requirement is fulfilled after applying the supplementary turnover test above. Total market includes securities primarily listed on the Main Board of the HKEx, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds and other derivatives.

For a stock with a trading history of less than 12 months or a stock that has transferred from Growth Enterprise Market (“GEM”) to the Main Board in the past 12 months before the data review cut-off date, the following requirements replace those above.

PS-14 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Trading Record	Measurements
< 6 months	1) attain a minimum velocity of 0.1% for all trading months
≥ 6 months

1) cannot have more than one month in which stock has failed to attain a velocity of at least 0.1%; and

2) for the latest three months, stock needs to have attained 0.1% for all trading months if it is not an existing constituent.

Stocks transferred from GEM to the Main Board will be treated as new issues. For existing constituents, the supplementary turnover test as described above also applies.

For a stock which has been suspended for any complete month(s) during the past 12 months before the review cut-off date, the relevant month(s) will be excluded from the velocity calculation. The stock should meet the requirements as described above.

Additional Eligibility Criteria for Red-chips and P-chips

Listing History Requirements. For a stock listed through an Initial Public Offering (“IPO”), the stock should have been listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive). For a stock listed through a backdoor listing, the stock should have been listed for at least six years, starting from the listing date to the review cut-off date (both dates inclusive).

Price Volatility Requirements. The past one-month, three-month and 12-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a stock should not be greater than three times the historical price volatility of the Hang Seng China Enterprises Index for the respective period. The stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.

Financial Requirements. The following parameters recorded in the annual reports of a company should be greater than zero for three consecutive fiscal years:

●	net profit attributable to equity holders of the company,
●	net cash generated from operating activities, and
●	cash dividends.

Selecting the Index Companies

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.

H-share selection. From the eligible H-share stocks, H-share selections are made using the following methodology:

●	all eligible H-share stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months (or for stocks with a listing of less than 12 months, in terms of the average month-end market capitalization since listing) and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
●	the combined market capitalization ranking for each eligible H-share stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and
●	the 40 H-share stocks that have the highest combined market capitalization ranking are selected as the H-share constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.

Red-chip and P-chip selection. Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. However, HSICL retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances. The data cut-off date will be December 31, 2017.

From the eligible Red-chip and P-chip stocks, Red-chip and P-chip selections are made using the following methodology:

●	all eligible Red-chip and P-chip stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months (or for stocks with a listing of less than 12 months, in terms of the average month-end

PS-15 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

market capitalization since listing) and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
●	the combined market capitalization ranking for each eligible Red-chip or P-chip stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and
●	the 10 Red-chip and P-chip stocks that have the highest combined market capitalization ranking are selected as the Red-chip and P-chip constituents of Hang Seng China Enterprises Index. No buffer zone will be applied for these 10 constituents.

Constituents failing to meet the turnover requirements as described above will be removed from the Hang Seng China Enterprises Index.

Buffer Zone and Reserve Listing (only applicable to H-shares)

Existing H-share constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included. In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of H-share constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

The five non-constituent H-shares with the highest combined market capitalization ranking, determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each ranking has a 50% weight, will form a Reserve List. The purpose of the Reserve List is to facilitate the replacement of any outgoing H-share constituent between regular reviews in cases where an H-share constituent may be removed due to trading suspension or delisting.

Effective Date

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes made before the effective dates.

Trading Suspension

Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in a system (i.e., HK$0.0001 in the security’s price currency) or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

High Shareholding Concentration

Companies with high shareholding concentration as determined by the Hong Kong Securities and Futures Commission will not be eligible for inclusion in the Hang Seng China Enterprises Index.

Index Calculation

The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks. The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.

The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

PS-16 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

where:

Pt	:	current price at day t;
Pt-1	:	closing price at day t-1;
IS	:	number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);
FAF	:	free float-adjusted factor, which is between 0 and 1; and
CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than or equal to 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares. The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date. Since the excessive weight will be distributed among other uncapped constituents, it is possible that weightings of other constituents will exceed the cap limit after downsizing the largest component. Therefore, the capping process will be repeated until all constituents are confined to the weighting rule of the corresponding index.

Changes in constituent underlying data due to corporate actions will be taken into account in the capping exercise if: (a) there is no uncertainty about the corporate action; and the corporate action will take effect on or before the cap factor effective date.

Index Rebalancing. The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly. The regular rebalancing is usually implemented after market close on the first Friday in March, June, September and December, and comes into effect on the next trading day. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

An inclusion factor will be applied to Red-chip and P-chip constituents in each of the five rebalancings that will take place during the transition period. The inclusion factors for the rebalancings are listed below:

Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
September 2018	0.6
December 2018	0.8
March 2019	1.0

Constituent Weighting. The weightings of the constituents will be derived in the following manner:

(a)	initial weightings of the constituents are derived in accordance with the free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment, and are capped at 10%;
(b)	the initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing (the resultant figures will be the final weightings for the Red-chip and P-chip constituents);
(c)	any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings;

PS-17 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

(d)	if, subsequent to the re-distribution, H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings; and
(e)	step (d) will be repeated until none of the constituents has a weighting of more than 10%.

Corporate Actions and Adjustments

In the event of corporate actions, the Hang Seng China Enterprises Index will be adjusted in order to maintain continuity. A minimum notice period of two trading days prior to the implementation will be given to index users for any index changes resulted from corporate actions. The below table lists out our general practices for handling different corporate actions.

	Event	Description		Adjustment
			Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares/ Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(b)	Consolidation/ Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(c)	Cash Dividend/ Distribution	Dividend/ distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex-date.

Note:

(i)    Besides normal cash dividends, the following types of dividends are also considered as cash dividend equivalents

- Cash dividends with scrip option;

- Scrip dividends with cash option; and

- Scrip dividends with a preannounced cash value.

(ii)   If new shares allotted from bonus, rights issues, etc. have a dividend disadvantage (i.e. the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii) For late dividend (a dividend that is known only after the ex-date), no adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the payment date.

PS-18 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

(d)	Bonus/ Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X+Y)	↔
(e)	Listed non-cash Distribution	Dividend/ Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company B	↔	Padjusted = Pbefore – (Pdistribution * X / Y)	↓
(f)	To-be-listed non-cash Distribution	X share(s)/ unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended for index calculation on the ex-date.

An estimated market value (based on the price drop of the constituent on the ex-date) will be added to the price index on the trading day after ex-date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. HSICL will have the discretion to defer the removal of the distributed instrument from the Hang Seng China Enterprises Index if the distribution is material.

When performing regular index rebalancing, if the distributed instrument is listed before the effective day, the estimated market value should be deemed to be removed and ignored. Otherwise, the weight of the estimated market value will be kept unchanged before and after index rebalancing.

Note:

To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.

(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue/ Open Offer	X rights/ offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)	↑
Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue/ open offer is being fully underwritten.

PS-19 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

(i)	Open Offer of Unlisted Securities	Open Offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSICL will analyze it on a case by case basis and reverse the right to make final decision.

(j)	Spin-off/ Demerger	Creation of a company through the sale or distribution of new shares of an existing business/ division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and

to-be-listed non-cash distributions, please see above.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the Hang Seng China Enterprises Index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in Oct 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the Hang Seng China Enterprises Index as soon as practicable.
(m)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or reorganization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the Hang Seng China Enterprises Index using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) during 19 May to 1 June 2011 after its share subdivision.

License Agreement

An affiliate of JPMorgan Chase & Co. intends to enter into an agreement with Hang Seng Indexes Company Limited providing it and certain of its affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by Hang Seng Indexes Company Limited.

THE HANG SENG CHINA ENTERPRISES INDEX (THE “INDEX”) IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED MAY AGREE TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES, IN CONNECTION WITH THE SECURITIES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY

PS-20 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

PS-21 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Annex B

The S&P/TSX 60 Index

All information contained in this pricing supplement regarding the S&P/TSX 60 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”). The S&P/TSX 60 Index is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P/TSX 60 Index.

The S&P/TSX 60 Index is reported by Bloomberg L.P. under the ticker symbol “SPTSX60.”

The S&P/TSX 60 Index is a subset of the S&P/TSX Composite® Index. The S&P/TSX Composite® Index is a broad market measure for the Canadian equity markets. The S&P/TSX 60 Index has 60 constituents and represents Canadian large capitalization securities with a view to matching the sector balance of the S&P/TSX Composite® Index according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios.

In using trading data to determine any matter relating to the S&P/TSX 60 Index, including index composition and calculations, trading data on the Toronto Stock Exchange (“TSX”) and U.S. exchanges is reviewed. The S&P/TSX 60 Index is calculated in Canadian dollars.

Composition of the S&P/TSX 60 Index

The S&P/TSX Index Committee (the “Index Committee”) maintains the S&P/TSX Composite® Index and the S&P/TSX 60 Index.

The criteria for index additions include, but are not limited to:

●	Market Capitalization. To be eligible for inclusion in the S&P/TSX 60 Index, securities must be constituents of the S&P/TSX Composite® Index. To be eligible for inclusion in the S&P/TSX Composite® Index, a security must meet the following two criteria:
o	Based on the volume weighted average price (VWAP) of the security on the Toronto Stock Exchange over the last 10 trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.05% of the S&P/TSX Composite® Index, after including the quoted market value (QMV) of that security in the total float capitalization of the S&P/TSX Composite® Index.
o	The security must have a minimum VWAP of C$ 1 over the past three months and over the last 10 trading days of the month-end prior to the quarterly review.
●	Size. When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects amongst the larger securities, in terms of float QMV, in the S&P/TSX Composite® Index. Size may, however, be overridden for purposes of sector balance as described below.
●	Liquidity. Stocks must have sufficient liquidity on the TSX to assure reliable price discovery through trading on the TSX. The S&P/TSX Canada Index Committee may exclude securities from the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) if, in the opinion of the Index Committee, liquidity is not sufficient. When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects securities with float turnover (total number of shares traded in Canada and U.S. in the previous 12 months divided by float-adjusted shares outstanding at the end of the period) of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance described below.
●	Sector Balance. Security selection for the S&P/TSX 60 Index is conducted with a view to achieving sector balance that is reflective of the GICS sector weights in the S&P/TSX Composite® Index.
●	Frequency. Minimum index turnover is preferable. Changes are made to the S&P/TSX 60 Index on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the aforementioned guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite, it is removed. The timing of removals is at the discretion of the Index Committee.
●	Ineligible Securities. Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts and other securities deemed inappropriate by the Index Committee, from time to time, are not eligible for inclusion in the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index). Installment receipts are not eligible for

PS-22 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

inclusion in the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index), but can be used in lieu of common share trading history. Securities that are “paper-clipped” combinations of equity and debt, and which can be separated by holders, are not eligible. “Stapled” securities, in which a combination of securities trade as one and cannot be broken apart, are eligible for inclusion. Income Deposit Securities, Enhanced Income Securities (EIS) and Income Participating Securities are paper-clipped and, therefore, are ineligible.

To be included in the eligible securities pool, securities must be listed on the Toronto Stock Exchange (“TSX”) for at least six full calendar months as of the month-end prior to the applicable quarterly review. In evaluating companies graduating from the TSX Venture Exchange to the TSX, only trading that occurred after listing on the TSX is included in the liquidity calculation.

Rebalancing. Rebalancing of the S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) occurs quarterly. Quarterly rebalancing changes take effect on the first business day following the third Friday of March, June, September and December. Intra-quarter changes are made on an as needed basis. Changes occur in response to corporate actions and market developments. The target announcement period is two-to-five business days, but exceptions may apply due to unexpected corporate activity.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of S&P/TSX Composite® Index turnover, eligible securities will only be considered for S&P/TSX Composite® Index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P/TSX Composite® Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

●	To be eligible for continued inclusion in the S&P/TSX Composite® Index, a security must meet the following two criteria:
o	Based on the volume weighted average price (VWAP) over the last 10 trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.025% of the index, after including the QMV for that security in the total float capitalization for the index.
o	The security must have a minimum VWAP of C$ 1 over the previous three calendar months.
●	Liquidity is measured by float turnover (total number of shares traded in Canada and U.S. in the previous 12 months divided by float-adjusted shares outstanding at the end of the period). Liquidity must be at least 0.25. For dual-listed stocks, liquidity must also be at least 0.125 when using Canadian volume only.

Share Updates. The share count for all S&P/TSX Composite® Index constituents are updated on a weekly basis if the changes are 5% or more of the total share count. Share changes are announced on Fridays for implementation after the close of trading the following Friday. If a change in shares outstanding of at least 5% causes a company’s investable weight factor (IWF) to change by at least 5%, the IWF is updated at the same time as the share change. Changes of less than 5% of the total shares are accumulated and made quarterly on the third Friday of March, June, September and December.

Calculation of the S&P/TSX 60 Index

The S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) is a modified market capitalization weighted index, meaning the index constituents have a user-defined weight in the index. Between index rebalancings, corporate actions generally have no effect on index weights, as they are fixed through the processes defined below. As stock prices move, the weights will shift and the modified weights will change. Therefore, S&P/TSX Composite® Index (and therefore, the S&P/TSX 60 Index) must be rebalanced from time to time to re-establish the proper weighting.

The overall approach to calculate the Index is the same as in the S&P 500® Index; however, the constituents’ market values are re-defined to be values that will achieve the user-defined weighting at each rebalancing. For additional information about the S&P 500® Index, see “The S&P U.S. Indices” in the accompanying underlying supplement.

Corporate Action Adjustment

The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicate whether or not a divisor adjustment is required.

PS-23 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

Type of Corporate Action	Index Treatment	Divisor Adjustment
Spin-off	See below for more information.	No
Rights offering	The price is adjusted to the Price of the Parent Company minus (the Price of Rights Offering/Rights Ratio). The adjustment factor changes to maintain the weight to be the same as the company had before the rights offering.	No
Stock split	Shares are multiplied by and the price is divided by the split factor.	No
Share/IWF changes	None. The adjustment factor is changed to keep the index weight the same.	No
Special dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the ex-date.	Yes.
Merger or acquisition	If the surviving company is already a member of the S&P/TSX 60 Index, it is retained in the index. If the surviving company does not meet index criteria, it is removed.	Yes, if there is a removal.
Constituent change	The company entering the S&P/TSX 60 Index goes in at the weight of the company coming out.	No
Delisting, acquisition or any other corporate action resulting in a constituent deletion.	The stock is dropped from the S&P/TSX 60 Index.	Yes

Spin-offs. The spun-off company is added to all the indices of which the parent is a constituent, at a zero price at the market close of the day before the ex-date (with no divisor adjustment). If a spun-off company is determined to be ineligible for continued index inclusion, it is removed after at least one day of regular way trading (with a divisor adjustment).

Index Governance

The S&P/TSX 60 Index is maintained by the Index Committee. The Index Committee is comprised of four members representing S&P and three members representing the TSX. The Index Committee is chaired by a member designated by S&P. Meetings are held monthly, and from time to time, as needed.

The Index Committee is responsible for setting rules and policies for the S&P/TSX 60 Index, determining the composition of the S&P/TSX 60 Index and administering the methodology. In fulfilling its responsibilities, the Index Committee has full and complete discretion to amend, apply or exempt the application of the methodology and other index policies as circumstances may require, and add, remove or by-pass any security in determining the composition of any of the indices.

PS-24 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index

The Index Committee may rely on any information or documentation submitted to or gathered by it that the Index Committee believes to be accurate. Where a public document used by the Index Committee is available in both official languages of Canada, the Index Committee shall assume that the contents of both versions are identical. The Index Committee reserves the right to reinterpret publicly available information and to make changes to the S&P/TSX 60 Index based on a new interpretation of that information at its sole and absolute discretion.

Index corrections and changes to index composition are implemented at such time and in such manner, as the Index Committee deems appropriate. The timing of any index change made in response to a correction shall be at the sole and absolute discretion of the Index Committee.

License Agreement

JPMorgan Chase & Co. or its affiliate intends to enter into an agreement with S&P that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the S&P/TSX 60 Index, which is owned and published by S&P, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/TSX 60 Index to track general stock market performance. S&P’s and its third party licensors’ only relationship to the Issuer or the Guarantor (if applicable) is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P/TSX 60 Index, which is determined, composed and calculated by S&P or its third party licensors without regard to the Issuer or the Guarantor (if applicable) or the notes. S&P and its third party licensors have no obligation to take the needs of the Issuer or the Guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the S&P/TSX 60 Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/TSX 60 Index will accurately track the S&P/TSX 60 Index’s performance or provide positive investment returns. S&P, its subsidiaries and their third party licensors are not investment advisors. Inclusion of a security within the S&P/TSX 60 Index is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/TSX 60 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO ANY RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/TSX 60 INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s,” “S&P” and “S&P/TSX 60” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co and its affiliates, including JPMorgan Financial.

PS-25 | Structured Investments

Notes Linked to an Unequally Weighted Basket Consisting of the EURO
STOXX 50® Index, the FTSE® 100 Index, the Hang Seng China Enterprises
Index, the MSCI Emerging Markets Index, the TOPIX® Index, the S&P/TSX
60 Index and the S&P/ASX 200 Index